1900 NW Corporate Blvd., Suite 210 East Boca Raton, Florida 33431 Tel. 561-886-4200 Fax. 561-886-3330 e-mail:info@sherbcpa.com Offices in New York and Florida
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2008 on the consolidated financial statements of MDwerks, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 2007 and 2006 herein in the post-effective amendment to the registration statement of MDwerks, Inc. on Form SB-2, SEC File No. 333-132296, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
April 15, 2008